EXHIBIT 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Jennifer Chase	Kim Sutton Golodetz (kgolodetz@lhai.com)
518-798-1215 ext. 370	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS APPOINTS PETER J. GRAHAM TO BOARD OF DIRECTORS

QUEENSBURY, N.Y. (January 17, 2006) – AngioDynamics, Inc. (Nasdaq: ANGO) announced that Peter J. Graham, 39, was named to its board of directors effective January 16, 2006. Mr. Graham fills the seat previously held by Howard S. Stern, who passed away late last year. Mr. Graham, who was Mr. Stern’s son-in-law, will hold this appointment for the remainder of Mr. Stern’s term, which expires at the Annual Shareholder meeting in October 2006.

Mr. Graham served as corporate counsel and Secretary of AngioDynamics, Inc. from 1997 until its separation from E-Z-EM, Inc (NASDAQ: EZEM) in 2004. E-Z-EM, Inc is the former parent company of AngioDynamics. Mr. Graham has held several different management positions at E-Z-EM and is presently the Senior Vice President – Chief Legal Officer, Global Human Resources and Secretary for E-Z-EM. A member of the American Bar Association, the New York State Bar Association and the American Corporate Counsel Association, he has been practicing in the area of general corporate, intellectual property and securities law for medical technology companies for almost ten years.

Paul S. Echenberg, chairman of the board of directors commented, “We are fortunate to be able to tap the knowledge and experience that Peter will bring to AngioDynamics. His familiarity with the Company and the interventional radiology and vascular surgery markets in which it operates, will serve the Company well. Peter’s legal experience in the medical device arena along with his understanding of the challenges that face public companies in today’s regulatory environment is welcome. Over the years, Peter has made significant contributions to AngioDynamics and I am very excited that we will be able to continue to benefit from his expertise.”

Mr. Graham received his J.D. Degree from the Benjamin N. Cardozo School of Law in New York City and his B.A. in Political Science from the University of Wisconsin – Madison.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

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